CHOICE HOTELS INTERNATIONAL, INC.

and

CHOICE PRIVILEGES LOYALTY SERVICES, LLC

THIRD SUPPLEMENTAL INDENTURE

Dated as of August 4, 2017

to

Indenture

Dated as of August 25, 2010

WELLS FARGO BANK, National Association

Trustee

THIRD SUPPLEMENTAL INDENTURE

Third Supplemental Indenture (this “Third Supplemental Indenture”), dated as of August 4, 2017, between CHOICE HOTELS INTERNATIONAL, INC., a corporation organized under the laws of Delaware (the “Company”), the party listed on Schedule A hereto (the “Additional Guarantor”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture dated as of August 25, 2010 (the “Original Indenture,” and as supplemented by the Supplemental Indentures (as defined below), the “Indenture”) to provide for the issuance from time to time of Notes (as defined in the Original Indenture) of the Company, to be issued in one or more Series;

WHEREAS, Sections 2.2 and 9.1 of the Original Indenture provide, among other things, that the Company and the Trustee may enter into indentures supplemental to the Original Indenture for, among other things, the purpose of establishing the designation, form, terms and conditions of Notes of any Series permitted by Sections 2.1 and 9.1 of the Original Indenture;

WHEREAS, the Company and the Trustee have heretofore executed and delivered the First Supplemental Indenture (the “First Supplemental Indenture”) dated as of August 25, 2010 to provide for the issuance of the Company’s 5.70% Senior Notes due 2020 (the “2020 Notes”) and the Second Supplemental Indenture dated as of June 27, 2012 (the “Second Supplemental Indenture,” and collectively with the First Supplemental Indentures, the “Supplemental Indentures”) to provide for the issuance of the Company’s 5.750% Senior Notes due 2022 (the “2022 Notes” and, together with the 2020 Notes, the “Notes”);

WHEREAS, Section 6.5 of each of the Supplemental Indentures provides that, if in accordance with the provisions of the Bank Credit Agreement a Subsidiary of the Company becomes a Bank Credit Agreement Guarantor, the Company will execute and deliver and cause such Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will unconditionally guarantee, on a joint and several basis with the other Guarantors thereto, the full and prompt payment of the principal of, premium, if any, and interest on the applicable Notes on an unsecured and unsubordinated basis and become a party to the applicable Supplemental Indenture as a Guarantor for all purposes of the Indenture;

WHEREAS, desiring to become a Guarantor under the Indenture as described above, the Additional Guarantor has duly authorized the execution and delivery of this Third Supplemental Indenture to provide for the issuance of its Guarantee and is executing and delivering this Third Supplemental Indenture;

WHEREAS, this Third Supplemental Indenture shall not result in a material modification of the Notes for purposes of compliance with the Foreign Account Tax Compliance Act; and

WHEREAS, the consent of Holders to the execution and delivery of this Third Supplemental Indenture is not required, and all other actions required to be taken under the Indenture with respect to this Third Supplemental Indenture have been taken.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITHNESSETH: in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions.

(a) Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Indenture.

(b) The rules of interpretation set forth in the Indenture shall be applied hereto as if set forth in full herein.

ARTICLE II
GUARANTEE

Section 2.1 Guarantee. The Additional Guarantor agrees that by entering into this Third Supplemental Indenture, it hereby unconditionally guarantees, on a joint and several basis with the other Guarantors thereto, the full and prompt payment of the principal of, premium, if any, and interest on the 2020 Notes and the 2022 Notes on an unsecured and unsubordinated basis and becomes a party to each of the Supplemental Indentures as a Guarantor for all purposes of the Indenture.

ARTICLE III
MISCELLANEOUS

Section 3.1 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.2 Concerning the Trustee. The recitals contained herein shall be taken as the statements of the Company and the Additional Guarantor, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

Section 3.3 Multiple Originals; Electronic Signatures. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.4 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.5 Successors and Assigns. All covenants and agreements in this Third Supplemental Indenture by the Additional Guarantor shall bind the Additional Guarantor’s successors and assigns, whether so expressed or not.

Section 3.6 Severability. If any one or more of the provisions contained in this Third Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired hereby.

Section 3.7 GOVERNING LAW. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Tina D. Gonzalez
Name:	Tina D. Gonzalez
Title:	Vice President

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

CHOICE HOTELS INTERNATIONAL, INC.
By:	/s/ Scott Oaksmith
Name:	Scott Oaksmith
Title:	SVP, Finance & CAO

AS ADDITIONAL GUARANTOR

CHOICE PRIVILEGES LOYALTY SERVICES, LLC By: CHOICE HOTELS INTERNATIONAL, INC., its Sole Member
By:	/s/ Scott Oaksmith
Name:	Scott Oaksmith
Title:	SVP, Finance & CAO

Schedule A

1.	Choice Privileges Loyalty Services, LLC